EXHIBIT 4.1

FIRST AMENDMENT TO NOTE

THIS FIRST AMENDMENT (THE “FIRST AMENDMENT”) DATED APRIL 17, 2018, SHALL AMEND THE 11% SUBORDINATED NOTE DUE 2019 (THE “NOTE”), DATED AS OF MARCH 29, 2017, BY CASTLE BRANDS INC. (THE “COMPANY”) IN FAVOR OF FROST NEVADA INVESTMENTS TRUST (THE “HOLDER”), AS NOTED BELOW.

RECITALS

WHEREAS, the Company and the Holder (collectively, the “Parties”) are parties to the Note, which became effective on March 29, 2017; and

WHEREAS, the Parties desire to amend the Note to extend the Maturity Date from March 15, 2019 to September 15, 2020.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in the Note and this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AMENDMENT

1.	The first sentence of Section 1(a) of the Note is hereby amended and restated in its entirety as follows:

The unpaid principal balance of this Note, and all accrued but unpaid interest earned hereon, shall be due and payable, without demand or notice, on September 15, 2020 (the “Maturity Date”).

2. Governing Law. The validity and interpretation of this First Amendment, and the terms and conditions set forth herein, shall be governed by and construed in accordance with the laws of the State of Florida, without regard to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the state of Florida.

3. Amendments. Except as expressly amended hereby, the Note shall remain unmodified and in full force and effect.

4. Entire Agreement. This First Amendment and the Note constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior understandings and writings between the Parties relating hereto and thereto.

5. Interpretation. Any capitalized terms used in this First Amendment but not otherwise defined shall have the meaning provided in the Note.

6. Counterparts. This First Amendment may be executed manually, electronically in Adobe® PDF file format, or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same amendment and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Party.

IN WITNESS WHEREOF, the Company and the Holder have duly executed this First Amendment to the Note as of the 17th day of April, 2018.

CASTLE BRANDS INC.

		By:	/s/ Alfred J. Small

		Name:	Alfred J. Small
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Agreed and Accepted:

FROST NEVADA INVESTMENTS TRUST

By:	/s/ Phillip Frost, M.D.

Name:	Phillip Frost, M.D.
Title:	Trustee